                                                                               .
                                                                               .
                                                                               .

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

           [UBS LOGO]               SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                                    (TO PROSPECTUS DATED MARCH 27, 2006)
                                    PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 19, 2007

        Currency Linked Notes

        UBS AG $ - NOTES LINKED TO THE USD/CNY EXCHANGE RATE DUE ON OR ABOUT OCTOBER 26, 2007

           Issuer:                   UBS AG
           Maturity Date:            We currently expect the Notes to mature on or about October
                                     26, 2007
           Term:                     Approximately six months
           Initial Minimum
           Investment:               $10,000 (equal to 10 $1,000.00 Notes), and denominations of
                                     $1,000.00 thereafter.
           Coupon:                   We will not pay you interest during the term of the Notes.
           Reference Exchange
           Rate:                     USD/CNY Exchange Rate. The Notes are linked to the USD/CNY
                                     Exchange Rate, which expresses the amount of Chinese
                                     renminbi that can be exchanged for one U.S. dollar.



           Payment at Maturity:      You will receive a payment at maturity that is based on the
                                     USD/CNY Exchange Rate relative to the Breakeven Rate.
                                     - If the Currency Return (as defined below) is positive (the
                                     U.S. dollar value depreciates below the Breakeven Rate
                                       relative to the Chinese renminbi), you will receive 100%
                                       of your principal, plus an additional amount equal to 1%
                                       for every 1% that the Currency Return is above 0.
                                     - If the Currency Return is negative (the U.S. dollar value appreciates relative to the Chinese renminbi or fails to
                                       depreciate to the Breakeven Rate), you will lose 1% of
                                       your principal for every 1% that the Currency Return is
                                       below 0.
                                     ACCORDINGLY, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF
                                     THE USD/CNY EXCHANGE RATE FAILS TO DEPRECIATE TO THE
                                     BREAKEVEN RATE.
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-3 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-15.
           Currency Return:          Breakeven Rate - Final Spot Rate
                                     --------------------------------------
                                             Final Spot Rate
           Initial Spot Rate:        USD/CNY Exchange Rate as determined by the calculation agent at approximately 10 a.m. on or about April 19, 2007 (the
                                     "trade date"). The Initial Spot Rate will be set forth in
                                     the final prospectus supplement delivered to you.
           Breakeven Rate:           CNY 7.6400 per 1 USD, the USD/CNY Exchange Rate on April 12,
                                     2007, at approximately 11 a.m., New York City time.
           Final Spot Rate:          USD/CNY Exchange Rate at approximately 9:15 a.m. Beijing
                                     time, on the final valuation date, as described in this
                                     prospectus supplement.
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:              -
           ISIN Number:               -

        SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting      Proceeds to
                                           Public         Discount          UBS AG
           Per Note.................        100%           0.75%            99.25%
           Total....................        $ -            $ -               $ -

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.

        Prospectus Supplement dated April  - , 2007

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Currency Linked Notes (the "Notes") are medium-term notes issued by UBS whose return is linked to the USD/CNY Exchange Rate, offering a return based on the USD/CNY Exchange Rate based on the Breakeven Rate (to be determined on the trade date) between a date we currently expect to be on or about April 19, 2007 (the trade date) and a date we currently expect to be on or about October 24, 2007 (the final valuation date) (the "term of the Notes"). The return on the Notes is linked to the performance of the USD/CNY Exchange Rate. We expect the initial value of the USD/CNY Exchange Rate ("Initial Spot Rate") to be determined on April 19, 2007 at approximately 10 a.m. New York time.

The USD/CNY Exchange Rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar. The Initial Spot Rate will be determined by the calculation agent on the trade date and will equal the USD/CNY Exchange Rate, on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The Breakeven Rate will be CNY 7.6400 per 1 USD.

You will receive a payment at maturity that is based on the Currency Return, which measures the change in the USD/CNY Exchange Rate relative to the Breakeven Rate over the term of the Notes, as described below:

- If the Currency Return is positive (the U.S. dollar value depreciates below the Breakeven Rate relative to the Chinese renminbi), you will receive 100% of your principal, plus an additional amount equal to 1% for every 1% the the Currency Return is above 0.

- If the Currency Return is negative (the U.S. dollar value remains stronger than the Breakeven Rate relative to the Chinese renminbi), you will lose 1% of your principal for every 1% that the Currency Return is below 0.

The Currency Return will be based on the appreciation or depreciation in the value of the USD/CNY Exchange Rate over the term of the Notes. For further information concerning the calculation of the return of the Currency Return and of the payment at maturity, see "How will your payment at maturity be calculated?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-15.

The "Currency Return" measures the change in the USD/CNY Exchange Rate relative to the Breakeven Rate over the term of the Notes and is expressed as follows:

                   Breakeven Rate - Final Spot Rate
Currency Return =  --------------------------------
                           Final Spot Rate

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-15.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible decreases in the USD/CNY Exchange Rate relative to the Breakeven Rate.

- U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-6 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

- YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any increase in the value of the U.S. dollar relative to the Chinese renminbi. You may lose some or all of your investment if the USD/CNY Exchange Rate fails to depreciate to the Breakeven Rate or increases from the trade date to the final valuation date.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the USD/CNY Exchange Rate will decrease (the Chinese renminbi appreciates relative to the U.S. dollar) over the term of the Notes.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the USD/CNY Exchange Rate.

-  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

-  You do not seek exposure to Chinese currency.

- You believe that the USD/CNY Exchange Rate will not depreciate to the Breakeven Rate or will increase (the Chinese renminbi depreciates relative to the US dollar) over the term of the Notes.

-  You seek an investment that offers principal protection.

-  You seek current income from your investment.

- You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

WHAT IS THE CHINESE RENMINBI?

The Chinese renminbi is the official currency of the People's Republic of China. We have obtained information in this prospectus supplement relating to the Chinese renminbi from public sources without independent verification.

WHAT DOES THE USD/CNY EXCHANGE RATE REFLECT?

The USD/CNY Exchange Rate is a foreign exchange spot price that measures the relative value of the two currencies, the U.S. dollar and the Chinese renminbi. The figure is equal to the number of Chinese renminbi that can be exchanged for one U.S. dollar. The USD/CNY Exchange Rate increases when the U.S. dollar appreciates relative to the Chinese renminbi and decreases when the U.S. dollar depreciates relative to the Chinese renminbi. The "USD/CNY Exchange Rate" means the price in Chinese renminbi of one U.S. dollar in the interbank market. The
Initial Spot Rate equals    -   Chinese renminbi per U.S. dollars, the USD/CNY
Exchange Rate as determined by the calculation agent at approximately 10 a.m., New York City time, on the trade date as observed in the interbank market foreign exchange market as reported by Bloomberg L.P. The Initial Spot Rate will be set forth in the final prospectus supplement delivered to you. The Breakeven Rate equals 7.6400 per one U.S. dollar. The Final Spot Rate will be determined by the calculation agent and will equal the USD/CNY Exchange Rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as a pre-paid forward contract with respect to the Chinese renminbi. The terms of your Notes require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you should generally recognize gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss will generally be ordinary gain or loss unless you make an effective election to treat any gain or loss on your Notes as capital gain or loss.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental U.S. Tax Considerations" on page S-22 and discuss the tax consequences of your situation with your tax advisor.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Currency Return as calculated on the final valuation date relative to the Breakeven Rate.

STEP 1:  CALCULATE THE CURRENCY RETURN.

          The Currency Return, which may be positive or negative, is the difference between the USD/CNY Exchange Rate on the final valuation date (the "Final Spot Rate") relative to the Breakeven Rate, expressed as a percentage calculated as follows:

                                       Breakeven Rate - Final Spot Rate
                 Currency Return  =    --------------------------------
                                               Final Spot Rate

          An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY Exchange Rate.

STEP 2:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = $10,000 + ($10,000 X Currency Return)

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Initial Investment Level:                           $10,000
Initial Spot Rate:                                  7.7245 Chinese Renminbi per U.S.
                                                    dollar(1)
Breakeven Rate:                                     7.6400 Chinese Renminbi per U.S.
                                                    dollar(1)

EXAMPLE 1--THE FINAL SPOT RATE INCREASES AND IS 7.8763 CHINESE RENMINBI PER U.S. DOLLAR ON THE FINAL VALUATION DATE.

Since the Final Spot Rate is greater than the Breakeven Rate of 7.6400 Chinese renminbi per U.S. dollar (the U.S. dollar has appreciated relative to the Chinese renminbi), you are fully exposed to the increase in the USD/CNY Exchange Rate.

                              7.64 - 7.8763
$10,000 + ($10,000  X     [   -------------   ]  )    =
                                 7.8763                    $9700

Your total cash payment at maturity will therefore be $9,700 (a 3% loss)

EXAMPLE 2--THE FINAL SPOT RATE INCREASES AND IS 9.3171 CHINESE RENMINBI PER U.S. DOLLAR ON THE FINAL VALUATION DATE.

Since the Final Spot Rate is greater than the Breakeven Rate of 7.6400 Chinese renminbi per U.S. dollar (the U.S. dollar has not depreciated relative to the Chinese renminbi), you are fully exposed to the difference between the USD/CNY Exchange Rate and the Breakeven Rate in effect on Trade Date.

                              7.64 - 9.3171
$10,000 + ($10,000  X     [   -------------   ]  )    =
                                 9.3171                    $8,200

Your total cash payment at maturity will therefore be $8,200 (an 18% loss)

EXAMPLE 3--THE FINAL SPOT RATE HAS DECREASED AND IS 7.64 CHINESE RENMINBI PER U.S. DOLLAR ON THE FINAL VALUATION DATE.

Since the Final Spot Rate is equal the Breakeven Rate of 7.6400 Chinese renminbi per U.S. dollar (the U.S. dollar has depreciated relative to the Chinese renminbi but only to the Breakeven Rate), you will receive the following payout.

                               7.64 - 7.64
$10,000 + ($10,000  X     [   -------------   ]  )    =
                                  7.64                     $10,000

Your total cash payment at maturity will therefore be $10,000

EXAMPLE 4 -- THE FINAL SPOT RATE HAS DECREASED AND IS 7.3462 CHINESE RENMINBI PER U.S. DOLLAR ON THE FINAL VALUATION DATE.

Since the Final Spot Rate is below the Breakeven Rate of 7.6400 Chinese renminbi per U.S. dollar (the U.S. dollar has depreciated below the Breakeven Rate relative to the Chinese renminbi), you will benefit from the decrease of the USD/CNY Exchange Rate.

                              7.64 - 7.3462
$10,000 + ($10,000  X     [   -------------   ]  )    =
                                 7.3462                    $10,400

Your total cash payment at maturity will therefore be $10,400 (a 4% gain)

HYPOTHETICAL
PERFORMANCE AT MATURITY

Exchange Rate is at CNY 7.7245 per 1 USD

Breakeven Rate is at CNY 7.6400 per 1 USD

   % USD VALUATION
COMPARED TO BREAKEVEN   FINAL SPOT FIXING   REDEMPTION AMOUNT   RETURN ON NOTES
---------------------   -----------------   -----------------   ---------------
          82%                9.3171            $ 8,200.00           82.0000%
          83%                9.2048            $ 8,300.00           83.0000%
          84%                9.0952            $ 8,400.00           84.0000%
          85%                8.9882            $ 8,500.00           85.0000%
          86%                8.8837            $ 8,600.00           86.0000%
          87%                8.7816            $ 8,700.00           87.0000%
          88%                8.6818            $ 8,800.00           88.0000%
          89%                8.5843            $ 8,900.00           89.0000%
          90%                8.4889            $ 9,000.00           90.0000%
          91%                8.3956            $ 9,100.00           91.0000%
          92%                8.3043            $ 9,200.00           92.0000%
          93%                8.2151            $ 9,300.00           93.0000%
          94%                8.1277            $ 9,400.00           94.0000%
          95%                8.0421            $ 9,500.00           95.0000%
          96%                7.9583            $ 9,600.00           96.0000%
          97%                7.8763            $ 9,700.00           97.0000%
          98%                7.7959            $ 9,800.00           98.0000%
          99%                7.7172            $ 9,900.00           99.0000%
         100%                7.6400            $10,000.00          100.0000%
         101%                7.5644            $10,100.00          101.0000%
         102%                7.4902            $10,200.00          102.0000%
         103%                7.4175            $10,300.00          103.0000%
         104%                7.3462            $10,400.00          104.0000%
         105%                7.2762            $10,500.00          105.0000%
         106%                7.2075            $10,600.00          106.0000%
         107%                7.1402            $10,700.00          107.0000%
         108%                7.0741            $10,800.00          108.0000%
         109%                7.0092            $10,900.00          109.0000%
         110%                6.9455            $11,000.00          110.0000%
         111%                6.8829            $11,100.00          111.0000%
         112%                6.8214            $11,200.00          112.0000%
         113%                6.7611            $11,300.00          113.0000%
         114%                6.7018            $11,400.00          114.0000%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the USD/CNY Exchange Rate over the term of the Notes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO THE USD/CNY EXCHANGE RATE AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Currency Return is negative. The cash payment you receive at maturity will be based on the applicable Currency Return, which may be positive or negative. A negative Currency Return will reduce the cash payment you receive at maturity below your applicable invested principal amount. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE U.S. DOLLAR VALUE APPRECIATES RELATIVE TO THE CHINESE RENMINBI OR FAILS TO DEPRECIATE TO THE BREAKEVEN RATE.

See "How will your payment at maturity be calculated?" on page S-3.

OWNING THE NOTES IS NOT THE SAME AS OWNING CHINESE RENMINBI

The return on your Notes may not reflect the return you would realize if you actually purchased Chinese renminbi and converted it into U.S. dollars on the final valuation date. The USD/CNY Exchange Rate is calculated by reference to the value of the Chinese renminbi relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT LINKED TO THE USD/CNY EXCHANGE RATE

In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the USD/ CNY Exchange Rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE USD/CNY EXCHANGE RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR.

Other factors that may influence the market value of the Notes include:

-  Chinese renminbi interest rates

-  volatility of the USD/CNY Exchange Rate.

RISK FACTORS
--------------------------------------------------------------------------------

THE USD/CNY EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The USD/CNY Exchange Rate is a result of the supply of, and demand of the currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in China and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States and China, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States China, market interventions by the Federal Reserve Board or the respective central bank of China, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S. and China, the stability of the government of the United States and the government of China and its respective banking system, the structure of and confidence in the global monetary system, wars in which the United States or China are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or China, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. Certain relevant information relating to China may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the USD/CNY Exchange Rates and must be prepared to make special efforts to obtain such information on a timely basis. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the USD/CNY Exchange Rates, and changes in the market price of the USD/CNY Exchange Rates are not likely to result in comparable changes in the market value of your Notes.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE GOVERNMENTS OF THE UNITED STATES AND CHINA

The value of the CNY and the USD, may be affected by complex political and economic factors. The exchange rate of the CNY currency relative to the USD is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of the/a currency and the United States, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance. Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the USD. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including that of the People's Republic of China, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the CNY or the USD specifically, or any other currency.

RISK FACTORS
--------------------------------------------------------------------------------

Market Disruption: If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond Issuer's control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency: If a currency is converted into, or there is substituted for the currency, another currency (the "New Currency") pursuant to applicable law or regulation (the "Relevant Law"), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

Emerging Markets Risk: One of the currencies in a currency pair may be an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the US or a foreign government. Such risks generally depend on economic and political events over which Issuer has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

THERE ARE PARTICULAR RISKS IN NOTES LINKED TO THE VALUE OF THE CHINESE RENMINBI.

A positive return on the notes depends, in part, on the Chinese renminbi appreciating in value against the U.S. dollar. In turn, that value will depend, as for any currency, on a number of interrelated factors such as those noted above, some of which may be particular to that currency. Investments in or related to emerging markets such as China are subject to greater risks than those in more developed markets. In addition to the risks more directly related to the Chinese economy and the policies of the Chinese government, financial problems in, or an increase in perceived risks associated with, other emerging markets could impair confidence in the Chinese economy and adversely affect the value of the Chinese renminbi in relation to the U.S. dollar and, therefore, the value of your notes.

EVEN THOUGH THE CHINESE RENMINBI AND THE U.S. DOLLAR ARE TRADED
AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES

The interbank market for the Chinese renminbi and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Chinese renminbi and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for the Chinese renminbi and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes. There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/CNY Exchange Rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

RISK FACTORS
--------------------------------------------------------------------------------

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE USD/CNY EXCHANGE RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE USD/CNY EXCHANGE RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the USD/CNY Exchange Rate will rise or fall. The USD/CNY Exchange Rate will be influenced by complex and interrelated political, economic, financial and other factors.

TRADING BY UBS OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-20, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the USD/CNY Exchange Rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. UBS or its affiliates may also engage in trading in instruments linked to the USD/CNY Exchange Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/CNY Exchange Rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Chinese renminbi and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions,

RISK FACTORS
--------------------------------------------------------------------------------

including options and other derivatives transactions, for their customers, and in accounts under their management. These trading activities, if they influence the USD/CNY Exchange Rate could be adverse to the interests of the holders of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental U.S. Tax Considerations" on page S-22, and the section "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Basket Ending Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

--------------------------------------------------------------------------------

5-YEAR HISTORICAL USD/CNY EXCHANGE RATE

The USD/CNY Exchange Rate is a foreign Exchange Rate that measures the relative values of two currencies, the U.S. dollar and the Chinese renminbi. The USD/CNY Exchange Rate increases when the U.S. dollar appreciates relative to the Chinese renminbi and decreases when the U.S. dollar depreciates relative to the Chinese renminbi. The USD/CNY Exchange Rate is expressed as a rate that reflects the number of Chinese renminbi that can be exchanged for one U.S. dollar. For example, on April 12, 2007, the USD/CNY Exchange Rate in the interbank market as reported by Bloomberg L.P. at approximately 11:00 a.m. New York City time was equal to 7.7245, which indicates that 7.7245 Chinese renminbi can be exchanged for one U.S. dollar

The following graph sets forth the monthly high and low levels in the interbank market of the USD/ CNY Exchange Rate from April 2002 through April 12, 2007. The historical performance of the USD/ CNY Exchange Rates should not be taken as an indication of future performance.

MONTHLY USD/CNY EXCHANGE RATE--HIGH, LOW AND MONTH END CLOSE

                                     GRAPH

HISTORICAL USD/CNY EXCHANGE RATE
--------------------------------------------------------------------------------

                           DATE                               HIGH     LOW     MONTH END CLOSE
                           ----                              ------   ------   ---------------
April, 2002................................................  8.2775   8.2761     8.2773
May, 2002..................................................  8.2776   8.2765     8.2765
June, 2002.................................................  8.2777   8.2765     8.2771
July, 2002.................................................  8.2771   8.2766     8.2766
August, 2002...............................................  8.2771   8.2760     8.2768
September, 2002............................................  8.2773   8.2763     8.2772
October, 2002..............................................  8.2773   8.2766     8.2772
November, 2002.............................................  8.2774   8.2770     8.2772
December, 2002.............................................  8.2775   8.2766     8.2770
January, 2003..............................................  8.2774   8.2762     8.2769
February, 2003.............................................  8.2778   8.2765     8.2775
March, 2003................................................  8.2777   8.2770     8.2774
April, 2003................................................  8.2775   8.2769     8.2770
May, 2003..................................................  8.2771   8.2768     8.2768
June, 2003.................................................  8.2776   8.2768     8.2775
July, 2003.................................................  8.2777   8.2768     8.2773
August, 2003...............................................  8.2779   8.2766     8.2771
September, 2003............................................  8.2775   8.2768     8.2770
October, 2003..............................................  8.2771   8.2765     8.2766
November, 2003.............................................  8.2773   8.2766     8.2770
December, 2003.............................................  8.2773   8.2767     8.2767
January, 2004..............................................  8.2773   8.2766     8.2768
February, 2004.............................................  8.2774   8.2768     8.2769
March, 2004................................................  8.2776   8.2767     8.2770
April, 2004................................................  8.2772   8.2768     8.2771
May, 2004..................................................  8.2773   8.2766     8.2768
June, 2004.................................................  8.2769   8.2765     8.2766
July, 2004.................................................  8.2770   8.2765     8.2770
August, 2004...............................................  8.2770   8.2765     8.2765
September, 2004............................................  8.2768   8.2765     8.2765
October, 2004..............................................  8.2768   8.2764     8.2766
November, 2004.............................................  8.2765   8.2764     8.2765
December, 2004.............................................  8.2766   8.2763     8.2765
January, 2005..............................................  8.2768   8.2763     8.2764
February, 2005.............................................  8.2765   8.2765     8.2765
March, 2005................................................  8.2766   8.2764     8.2764
April, 2005................................................  8.2766   8.2764     8.2764
May, 2005..................................................  8.2767   8.2763     8.2767
June, 2005.................................................  8.2765   8.2764     8.2764
July, 2005.................................................  8.2765   8.1056     8.1056
August, 2005...............................................  8.1090   8.0954     8.0998
September, 2005............................................  8.0998   8.0870     8.0920
October, 2005..............................................  8.0930   8.0840     8.0845
November, 2005.............................................  8.0888   8.0794     8.0804
December, 2005.............................................  8.0812   8.0701     8.0702

HISTORICAL USD/CNY EXCHANGE RATE
--------------------------------------------------------------------------------

                           DATE                               HIGH     LOW     MONTH END CLOSE
                           ----                              ------   ------   ---------------
January, 2006..............................................  8.0704   8.0601     8.0608
February, 2006.............................................  8.0616   8.0401     8.0402
March, 2006................................................  8.0524   8.0171     8.0172
April, 2006................................................  8.0248   8.0022     8.0140
May, 2006..................................................  8.0320   7.9970     8.0175
June, 2006.................................................  8.0265   7.9922     7.9943
July, 2006.................................................  8.0068   7.9650     7.9690
August, 2006...............................................  8.0020   7.9527     7.9527
September, 2006............................................  7.9608   7.8957     7.9041
October, 2006..............................................  7.9190   7.8738     7.8790
November, 2006.............................................  7.8830   7.8309     7.8334
December, 2006.............................................  7.8400   7.8033     7.8051
January, 2007..............................................  7.8195   7.7681     7.7744
February, 2007.............................................  7.7743   7.7375     7.7425
March, 2007................................................  7.7567   7.7245     7.7257
April, 2007 through April 12...............................  7.7350   7.7248     7.7274

--------------------------------------------------------------------------------

VALUE OF THE NOTES

PRIOR TO MATURITY: You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the USD/CNY Exchange Rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

The calculation agent will determine the CNY Exchange Rate Return based on the value of the Final Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final Spot Rate will be determined by reference to the CNY SAEC Rate. The "CNY SAEC Rate" means that the exchange rate will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People's Bank of China, Beijing, People's Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 9:15 a.m. Beijing time, on the final valuation date.

"Market Disruption Event" means (i) a day on which it becomes impossible to obtain the USD/CNY Exchange Rate from the CNY-SAEC rate source, (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the relevant principal financial center for that currency two Business Days prior to the final valuation date.

If a Market Disruption Event has occurred and is continuing with respect to the USD/CNY Exchange Rate, the calculation agent may use any commercially reasonable method to determine the relevant exchange rate, including but not limited to (i) deferral of the final valuation date until the exchange rate appears on the relevant rate source, as described herein, for up to seventeen consecutive days of the USD/CNY currency pairs. (ii) On the basis of the relevant indicative survey rate as described herein, (iii) by taking into consideration all available information that the calculation agent in good faith deems relevant or
(iv) any combination of the aforementioned.

The relevant indicative survey rate reference in (ii) above is:

"SFEMC CNY Indicative Rate" means the USD/CNY Exchange Rate published by the Singapore Foreign Exchange Committee on its website at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate.

"Business Day" for purposes of the final valuation date for USD/CNY is Beijing. The Principal Financial Center for Chinese renmimbi is Beijing. "Reference Amount" with respect to the USD/CNY Exchange Rate, generally equals 1,000,000 U.S. dollars. However the Reference Amount may be less during a Market Disruption Event.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Currency Return as calculated on the final valuation date relative to the Breakeven Rate:

You will receive a payment at maturity that is based on the USD/CNY Exchange Rate relative to the Breakeven Rate.

-If the Currency Return is positive (the U.S. dollar value depreciates below the Breakeven Rate relative to the Chinese renminbi), you will receive 100% of your principal, plus an additional amount equal to 1% for every 1% that the Currency Return is above 0.

-If the Currency Return is negative (the U.S. dollar value appreciates relative to the Chinese renminbi or fails to depreciate to the Breakeven Rate), you will lose 1% of your principal for every 1% that the Currency Return is below 0.

ACCORDINGLY, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE USD/CNY EXCHANGE RATE REMAINS THE SAME OR INCREASES.

STEP 1:  CALCULATE THE CURRENCY RETURN.

          The Currency Return, which may be positive or negative, is the difference between the USD/CNY Exchange Rate on the final valuation date (the "Final Spot Rate") relative to the Breakeven Rate, expressed as a percentage calculated as follows:

                                           Breakeven Rate - Final Spot Rate
                 Currency Return  =    ----------------------------------------
                                                   Final Spot Rate

          An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY Exchange Rate.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

STEP 2:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = $10,000 + ($10,000 X Currency Return)

For purposes of this section, the following terms shall have the meanings set forth below:

The "Breakeven Rate" will be determined on the trade date.

The calculation agent will determine the CNY Exchange Rate Return based on the value of the Final Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The Final Spot Rate will be determined by reference to the CNY SAEC Rate. The "CNY SAEC Rate" means that the exchange rate will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People's Bank of China, Beijing, People's Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 9:15 a.m. Beijing time, on the final valuation date.

"Market Disruption Event" means (i) a day on which it becomes impossible to obtain the USD/CNY Exchange Rate from the CNY-SAEC rate source or (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the relevant principal financial center for that currency two Business Days prior to the final valuation date.

If a Market Disruption Event has occurred and is continuing with respect to the USD/CNY Exchange Rate, the calculation agent may use any commercially reasonable method to determine the relevant exchange rate, including but not limited to (i) deferral of the final valuation date until the exchange rate appears on the relevant rate source, as described herein, for up to seventeen consecutive days for the USD/CNY Exchange Rate, (ii) on the basis of the relevant indicative survey rate as described herein, (iii) by taking into consideration all available information that the calculation agent in good faith deems relevant or
(iv) any combination of the aforementioned.

The relevant indicative survey rate reference in (ii) above is:

"SFEMC CNY Indicative Rate" means the USD/CNY Exchange Rate published by the Singapore Foreign Exchange Committee on its website at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate.

"Reference Dealers" as used herein, means Citibank, N.A. Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Business Day" for purposes of the final valuation date is for USD/CNY--Beijing.

The Principal Financial Center for Chinese renmimbi is Beijing.

"Reference Amount" with respect to the USD/CNY Exchange Rate, generally equals 1,000,000 U.S. dollars. However the Reference Amount may be less during a Market Disruption Event.

MATURITY DATE

The maturity date is currently expected to be on or about October 26, 2007 unless that day is not a business day, in which case the maturity date will be the next following business day.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

FINAL VALUATION DATE

The final valuation date is currently expected to be on or about October 24, 2007, unless that day is not a Business Day, in which case the calculation agent will determine the most appropriate day that is a Business Day immediately preceding or immediately following the scheduled valuation date.

For a description of the possibility of a deferral of the final valuation date due to a market disruption event, see "Specific Terms of the Notes--Payment at Maturity" on page S-15.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days' objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Currency Return, the Initial Spot Rate, the Breakeven Rate, the Final Spot Rate (and any intermediate calculations necessary to arrive at the Currency Return or the Final Spot Rate), the occurrence of a market disruption event with respect to the USD/CNY Exchange Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF DECEMBER 31, 2006                                          CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt

  Debt issued(1)............................................   325,790   267,159
                                                               -------   -------
  Total Debt................................................   325,790   267,159
Minority Interest(2)........................................     6,089     4,993
Shareholders' Equity........................................    49,801    40,839
                                                               -------   -------
Total capitalization........................................   381,680   312,991
                                                               =======   =======

---------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.82004.

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

+  a dealer in securities,

+ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

+  a bank,

+  a life insurance company,

+  a tax-exempt organization,

+ a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

+ a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid forward contract with respect to the the Chinese renminbi and the terms of the Notes require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. The gain or loss will be ordinary gain or loss unless you make the election described below.

--------------------------------------------------------------------------------

You may generally elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss. You may make such an election by clearly identifying the Notes as subject to such election in your books and records on the date that you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe your Notes and state the date on which the Notes were sold or matured,
(iv) state that your Notes were never part of a "straddle" as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfying the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: "Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)." Your election may not be effective if you do not comply with the election and verification requirements.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes could be treated as a single debt instrument subject to special rules for debt instruments with terms of one year or less. If your Notes are so treated, any gain you recognize upon the maturity of the Notes would likely be treated as ordinary income.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, a United States holder that recognizes a loss with respect to the Notes due to changes in currency exchange rates would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

+ payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

+ the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

+  fails to provide an accurate taxpayer identification number,

--------------------------------------------------------------------------------

+ is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

+ in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

+ the proceeds are transferred to an account maintained by you in the United States,

+ the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

+ the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

+  a United States person,

+  a controlled foreign corporation for United States tax purposes,

+ a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

+  a foreign partnership, if at any time during its tax year:

    + one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    + such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers).
Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Notes initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-6
5-Year Historical USD/CNY Exchange
  Rate.................................  S-11
Value of the Notes.....................  S-14
Specific Terms of the Notes............  S-15
Use of Proceeds and Hedging............  S-20
Capitalization of UBS..................  S-21
Supplemental U.S. Tax Considerations...  S-22
ERISA Considerations...................  S-25
Supplemental Plan of Distribution......  S-26

PROSPECTUS
Introduction...........................     3
Cautionary Note Regarding Forward-
  Looking Information..................     5
Incorporation of Information About UBS
  AG...................................     7
Where You Can Find More Information....     8
Presentation of Financial
  Information..........................     9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others...............................    10
Capitalization of UBS..................    10
UBS....................................    11
Use of Proceeds........................    13
Description of Debt Securities We May
  Offer................................    14
Description of Warrants We May Offer...    36
Legal Ownership and Book-Entry
  Issuance.............................    53
Considerations Relating to Indexed
  Securities...........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency........    62
U.S. Tax Considerations................    65
Tax Considerations Under the Laws of
  Switzerland..........................    76
ERISA Considerations...................    78
Plan of Distribution...................    79
Validity of the Securities.............    82
Experts................................    82

[UBS LOGO]

Currency Linked Notes

UBS AG $    -    NOTES LINKED TO THE USD/CNY EXCHANGE RATE DUE ON OR ABOUT
OCTOBER 26, 2007

PROSPECTUS SUPPLEMENT

APRIL  - , 2007
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.